Exhibit 10.1
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FIRST PRIORITY FINANCIAL CORP.
DEFERRED COMPENSATION PLAN
     First Priority Financial Corp. (the “Company”), hereby adopts the First Priority Financial Corp. Deferred Compensation Plan (the “Plan”), for the benefit of a select group of executives of the Company. The Plan is an unfunded arrangement for the benefit of executives. The Plan is effective as of January 1, 2009.
ARTICLE 1.
DEFINITIONS
     1.01 Account. The bookkeeping accounts established for each Participant as provided in Section 5.01 hereof. As provided in Section 5.01, separate bookkeeping accounts shall be established for the Participant’s Deferrals, the “Deferral Account,” and the Company Contributions made on behalf of a Participant, the “Company Contributions Account.”
     1.02 Administrator. Such person or entity as determined by the Compensation Committee of the Board, or in the absence of such determination, the Company.
     1.03 Affiliate. A business entity that is either a wholly owned subsidiary of the Company or considered to be under common control with the Company pursuant to the provisions of Code Sections 414(b), (c), (m), or (o).
     1.04 Board. The Board of Directors of the Company.
     1.05 Cause. An Executive’s termination of employment with the Company shall be considered to occur for Cause upon any of the following events:
          (a) the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony or a crime involving fraud or moral turpitude;
          (b) the Executive repeatedly fails to follow the lawful written instructions of the Board. which is described by written notice provided to the Executive and which if susceptible to cure, is not cured by the Executive within a reasonable period of time stated in such written notice;
          (c) a government regulatory agency recommends that the Company relieve the Executive of his or her duties;
          (d) the Executive willfully violates any material statute or regulation (other than traffic violations or similar offenses), or any final cease and desist order applicable to the Company;
          (e) the Executive engages in an activity that results in a breach of fiduciary duty involving receipt of personal profit by the Executive at the expense of the Company; or
          (f) the Executive commits an act of willful misconduct, intentionally fails to perform stated lawful duties, or performs his or her duties in an incompetent manner, which is

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described by written notice provided to the Executive and which if susceptible to cure, is not cured by the Executive within a reasonable period of time stated in such written notice.
     1.06 Change in Control. A “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the company’s assets” as defined under Code Section 409A and the regulations and guidance promulgated thereunder.
     1.07 Code. The Internal Revenue Code of 1986, as amended.
     1.08 Company Contributions. The contributions to be credited to an Executive’s Plan accounts as described in Section 3.02 hereof.
     1.09 Company Contribution Date. The last day of the Plan Year for which the Company Contribution is being made.
     1.10 Compensation. The Executive’s annual base salary.
     1.11 Deferrals. The portion of the Compensation that a Participant elects to defer in accordance with Section 3.01 hereof.
     1.12 Deferral Date. The date the Deferrals will be credited to the Executive’s Account, which date shall be the date it would otherwise have been payable to the Executive.
     1.13 Deferral Election. The separate written agreement, submitted to the Administrator, by which an Executive elects to participate in the Plan and to make Deferrals.
     1.14 Disability. The inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     1.15 Effective Date. January 1, 2009.
     1.16 Executive. An executive of the Company or an Affiliate selected by the Board to participate in the Plan.
     1.17 Interest Rate. An annual rate of return determined by the Board in its sole discretion.
     1.18 Participant. An Executive who is a Participant as provided in ARTICLE 2.
     1.19 Plan Year. January 1 to December 31.
     1.20 Profitability Date. The last day of the Plan Year in which the Company completes three (3) calendar quarters of profitability, all of which must be within such Plan Year; provided that the Company also achieves profitability for the entire Plan Year. The Company’s profitability shall be determined assuming that distributions attributable to such Plan Year have been made.

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     1.21 Restricted Stock. Common stock of the Company which is granted to a Participant and contributed to his or her Company Contribution Account pursuant to the First Priority Bank Restricted Share Plan subject to restrictions as set forth in the Participant’s Restricted Stock Agreement.
     1.22 Restricted Stock Agreement. An agreement between the Company and a Participant which sets forth the terms and conditions under which shares of the common stock of the Company shall be granted to such Participant.
     1.23 Retirement. A voluntary Separation from Service following the attainment of at least (i) five (5) years of employment with the Company and (ii) sixty-five (65) years of age. Notwithstanding the foregoing, an Executive shall not be considered to have Retired if the Executive would have been involuntarily terminated for Cause absent such Retirement.
     1.24 Separation from Service. The termination of the Executive’s employment with the Company and each of its Affiliates. Whether a Separation from Service takes place is determined by the Company based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination.
          (a) A termination of employment will be presumed to constitute a Separation from Service if the Executive continues to provide services as an employee of the Bank in an annualized amount that is less than 20% of the services rendered, on average, during the immediately preceding three years of employment (or, if employed less than three years, such lesser period).
          (b) The Executive will be presumed to have not incurred a Separation from Service if the Executive continues to provide services to the Bank in an annualized amount that is 50% or more of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period).
          (c) A Separation from Service will not have occurred if immediately following the Executive’s termination of employment, the Executive becomes an employee of any Affiliate of the Company, unless the services to be performed would be in amount that would result in the presumption that a Separation from Service had occurred.
     1.25 Specified Employee. A key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.
ARTICLE 2.
ELIGIBILITY AND PARTICIPATION
     2.01 Eligible Executives. The Board shall determine in its sole discretion which executives of the Company and its Affiliates shall be eligible for participation in the Plan. In making this determination, the Board shall only permit participation in the Plan by executives who are members of a select group of management or highly compensated employees who

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contribute materially to the continued growth, development, and future business success of the Company.
     2.02 Commencement of Participation. Each Executive shall become a Participant in the Plan on the date the Executive’s Deferral Election first becomes effective.
          (a) A Participant who is no longer an Executive shall not be permitted to submit a Deferral Election and all Deferrals and Company Contributions for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Executive.
          (b) Amounts credited to the Participant’s Account described in subsection (a) shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in ARTICLE 6.
ARTICLE 3.
CONTRIBUTIONS
     3.01 Deferrals.
          (a) The Company shall credit to the Participant’s Account an amount equal to the amount designated in the Participant’s Deferral Election for that Plan Year. Such amounts shall not be made available to such Participant, except as provided in ARTICLE 6, and shall reduce such Participant’s Compensation from the Company or Affiliate in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Company and Affiliates as provided in ARTICLE 8.
          (b) Each Executive shall deliver a Deferral Election to the Administrator before any Deferrals may become effective. Such Deferral Election shall be void with respect to any Deferral unless submitted before the beginning of the calendar year during which the amount to be deferred will be earned. Notwithstanding the foregoing, in the year in which an Executive is first eligible to participate, such Deferral Election shall be filed within thirty (30) days of the date on which an Executive is first eligible to participate, respectively, with respect to Compensation earned during the remainder of the calendar year.
          (c) On or after the first day of any Plan Year, a Participant’s Deferral Election with respect to that Plan Year shall be irrevocable. A Participant’s Deferral Election applies to the Participant’s Compensation for all future Plan Years, commencing with the Plan Year for which the Participant makes the election, unless the Participant makes a new election or revokes or modifies an existing election. A Participant may change a Deferral Election by delivering to the Administrator a written revocation or modification of such election with respect to Compensation that relate to services yet to be performed. The revocation or modification of the Deferral Election shall be effective as of the first day of the Plan Year following the date the Participant delivers the revocation or modification to the Administrator.
          (d) The Deferral Election shall contain the following:

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               (i) the Participant’s designation as to the amount of Compensation to be deferred;
               (ii) the beneficiary or beneficiaries of the Participant; and
               (iii) such other information as the Administrator may require.
          (e) The maximum amount that may be deferred each Plan Year is one hundred percent (100%) of the Participant’s base salary.
     3.02 Company Contributions.
          (a) On each Company Contribution Date, there shall be credited to the Participant’s Company Contributions Account a number of shares of Restricted Stock equal to 100% of the amount of Deferrals for the Plan Year divided by the greater of (i) the average fair market value of a share of Company common stock for the Plan Year or (ii) $10. Such grant of Restricted Stock shall be made pursuant to the First Priority Bank Restricted Share Plan subject to restrictions as set forth in the Participant’s Restricted Stock Agreement or such other equity plan adopted by the Company.
          (b) Notwithstanding the foregoing:
               (i) in the event a Participant experiences an involuntary Separation from Service without Cause or a Separation from Service for Disability, death, or Retirement prior to the last day of a Plan Year, the Company Contribution Date shall be the date of such Separation from Service and on such date the Company shall credit to the Participant’s Company Contributions Account a number of shares of Restricted Stock equal to 100% of the amount of Deferrals for the Plan Year divided by the greater of (i) the average fair market value of a share of Company common stock for the period beginning on the first day of the Plan Year and ending on the date of such Separation from Service or (ii) $10; and
               (ii) in the event of a Change in Control prior to the last day of a Plan Year, the Company Contribution Date shall be the date of such Change in Control and on such date the Company shall credit to the Participant’s Company Contributions Account a number of shares of Restricted Stock equal to 100% of the amount of Deferrals for the Plan Year divided by the greater of (i) the average fair market value of a share of Company common stock for the period beginning on the first day of the Plan Year and ending on the date immediately prior to the announcement date of such Change in Control or (ii) $10.
     3.03 Time of Contributions. Deferrals shall be credited to the Account of the appropriate Participant as of the Deferral Date.
     3.04 Interest. Each Deferral credited to a Participant’s Account shall accrue simple interest daily from the date thereof until the date of distribution at the Interest Rate.

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ARTICLE 4.
VESTING
     4.01 Vesting. The Deferrals and Company Contributions for each Plan Year shall vest separately in accordance with the following.
          (a) A Participant shall become one hundred percent (100%) vested in the Deferrals for a Plan Year on the Profitability Date; provided that the Profitability Date occurs on or before the five (5) year anniversary of the last day of such Plan Year.
          (b) If the Profitability Date occurs on or before the five (5) year anniversary of the last day of a Plan Year, a Participant shall become one hundred percent (100%) vested in the Company Contributions for such Plan Year on the later of (i) the three (3) year anniversary of the Profitability Date or (ii) the five (5) year anniversary of the date on which such Company Contributions are credited to the Participant’s Account. For the avoidance of doubt, Company Contributions shall not vest ratably.
          (c) The Deferrals and Company Contributions for a given Plan Year shall be forfeited if the Profitability Date occurs after the five (5) year anniversary of the last day of such Plan Year.
          (d) Upon a Separation from Service, the portion of a Participant’s Account that has not yet vested pursuant to this Section 4.01 shall be forfeited; provided, however, that a Participant shall become one hundred percent (100%) vested in his or her entire Account upon an involuntary Separation from Service without Cause or a Separation from Service for Disability, death, or Retirement.
          (e) A Participant shall become one hundred percent (100%) vested in his or her entire Account upon a Change in Control.
ARTICLE 5.
ACCOUNTS
     5.01 Accounts. The Administrator shall establish and maintain an Account in the name of each Participant, which shall be divided into a separate Deferral Account and Company Contributions Account. The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Company Contributions, interest earned pursuant to Section 3.04, distributions, and any other appropriate adjustments. Each Participant’s Account shall be debited by any federal, state and/or local tax withholding as may be required by applicable law. Distributions under ARTICLE 6 shall be equal to the Participant’s Account balance as of the date of the applicable distribution thereunder.
     5.02 Rabbi Trust.
          (a) Any amounts contributed to a “Rabbi Trust” as provided in Section 8.02 shall be invested by the trustee of the Rabbi Trust in accordance with written directions from the Company. Such directions shall provide the trustee with the investment discretion to invest the

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above-referenced amounts within broad guidelines established by the Administrator and the Company as set forth therein.
          (b) To the extent that the Company contributes amounts to a Rabbi Trust to set aside assets for the future payment of the Participant’s benefits under this Plan, the Participant’s Account will be adjusted for investment gains and losses by reference to the gains in losses of the Rabbi Trust assets that are attributable to the Participant’s benefit under this Plan.
          (c) The Company shall be responsible for the payment of any income taxes payable as a result of Rabbi Trust earnings and such taxes shall not be paid from the assets of the Rabbi Trust unless otherwise required by applicable law.
ARTICLE 6.
DISTRIBUTIONS
     6.01 Distribution. Deferrals and Company Contributions for each Plan Year shall be distributed in a lump sum within thirty (30) days following the date on which such Deferrals and Company Contributions become vested under Section 4.01. Any distribution made under the Plan to a Participant (or a Participant’s beneficiary) shall be made (a) in shares of common stock of the Company to the extent it is attributable to the Participant’s Company Contributions Account and (b) in cash to the extent it is attributable to the Participant’s Deferral Account.
     6.02 Six-Month Delay for Specified Employees. Notwithstanding any provision in this Plan to the contrary, if any stock of the Company is publicly traded on an established securities market or otherwise and if the Company determines that a Participant is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) (as determined in accordance with Treas. Reg. § 1.409-3(i)(2)), to the extent the Company determines that delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (b) the date of the Participant’s death.
ARTICLE 7.
BENEFICIARIES
     7.01 Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or comment of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form.

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If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.
     7.02 Lost Beneficiary.
          (a) All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.
          (b) If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid to the co-beneficiary or secondary beneficiary designated by the Participant, or in the absence of a co-beneficiary or secondary beneficiary, to the Participant’s estate.
ARTICLE 8.
FUNDING
     8.01 Funding.
          (a) Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.
          (b) The Company reserves the right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Company decide to purchase assets such as life insurance, mutual funds, disability policies, or annuities, the Company reserves the right, in its sole discretion, to terminate such assets at any time, in whole or in part. The Company reserves the right to invest in a life insurance, disability, or annuity policy upon the life of the Participant, and the Participant’s consent to such investment and agreement to assist the Company in obtaining such investment shall not be unreasonably withheld.
     8.02 Deposits. Notwithstanding paragraph 8.01, or any other provision of this Plan to the contrary, the Company may, in its sole and absolute discretion, establish a Rabbi Trust, pursuant to Treasury Department Revenue Procedures 92-64 and 92-65, and deposit any amounts it deems appropriate to pay the benefits under this Plan to such Rabbi Trust.

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     8.03 Withholding of Executive Deferrals. The Administrator is authorized to make any and all necessary arrangements with the Company in order to withhold the Participant’s Deferrals under Section 3.01 hereof from the Participant’s Compensation. The Administrator shall determine the amount and timing of such withholding.
ARTICLE 9.
CLAIMS ADMINISTRATION
     9.01 General. In the event that a Participant or his or her beneficiary does not receive any Plan benefit that is claimed, such Participant or beneficiary shall be entitled to consideration and review as provided in this ARTICLE 9.
     9.02 Claim Review. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):
          (a) the specific reason or reasons for denial of the claim;
          (b) a specific reference to the Plan provisions on which the denial is based;
          (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (d) an explanation of the provisions of this Article.
     9.03 Right of Appeal. A claimant who has a claim denied under Section 9.02 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section 9.03 must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.02.
     9.04 Review of Appeal. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision, which shall be binding on all parties subject to Section 9.06 below. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.
     9.05 Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

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     9.06 Arbitration. Each and every dispute or controversy arising pursuant to the Plan or a Deferral Election shall, after exhaustion of the review procedure set forth in Section 9.04, be settled exclusively by arbitration, conducted before a single arbitrator sitting in Philadelphia, Pennsylvania in accordance with the rules of JAMS then in effect. The costs and expenses of arbitration, including the fees of the arbitrators, shall recover as expenses all reasonable attorneys’ fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.
ARTICLE 10.
GENERAL PROVISIONS
     10.01 Administrator: The Administrator:
          (a) Is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts in accordance with Section 8.02 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Company it deems necessary to determine whether the Company would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.
          (b) Shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.
          (c) Shall be indemnified and saved harmless by the Company, if the Administrator is not the Company, from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.
     10.02 No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to

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the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.
     10.03 No Rights to Remain an Employee. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained as a employee of the Company or an Affiliate, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. The Company’s or an Affiliate’s right to terminate the employment of a Participant shall continue to the same extent as if this Plan had never been adopted.
     10.04 Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Company and the Administrator, if the Administrator is not the Company.
     10.05 Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the company or the Administrator incident to such proceeding or litigation shall be charged against the Account of the affected Participant.
     10.06 No Liability. No liability shall attach to or be incurred by any manager of the Company, or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.
     10.07 Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan, shall be paid by the Company.
     10.08 Insolvency. Should the Company be considered insolvent, the Company, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan, if the Company is not the Administrator. Upon receipt of such notice, the Administrator shall cease to make any payments to Participants and their beneficiaries and shall hold any and all assets attributable to the Company for the benefit of the general creditors of the Company.

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     10.09 Amendment and Termination.
          (a) The Company may unilaterally terminate this Plan at any time. Except as provided in this Section, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the time specified in ARTICLE 6.
          (b) If the Company terminates the Plan within thirty (30) days before, or twelve (12) months after a Change in Control, distributions may be made provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Company’s plans that would be aggregated with this Plan under Code Section 409A or the regulations thereunder are terminated so that all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated Plans within twelve (12) months of the termination of the Plans.
          (c) The Company may terminate the Plan upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical.
          (d) The Company may terminate the Plan and all other Plans required to be aggregated with this Plan under Code Section 409A or the regulations thereunder), provided such termination does not occur proximate to a downturn in the financial health of the Company, and further provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination.
          (e) Any funds remaining after the termination of the Plan, and satisfaction of all liabilities to Participants and others, shall be returned to the Company.
     10.10 Company Determinations. Any determinations, actions or decisions of the Company (including but not limited to, Plan amendments and Plan termination) shall be made by the Board or a properly delegated committee thereof in accordance with its established procedures.
     10.11 Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.
     10.12 Governing Law. This Plan shall be governed by, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, other than its laws respecting choice of law.
     10.13 Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent

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of this Plan, nor in any way shall they affect this Plan or the construction of any provision thereof.
     10.14 Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.
     IN WITNESS WHEREOF, the Company has adopted this Plan as of the date indicated below.

FIRST PRIORITY FINANCIAL CORP.

Dated:	By:
Chairman, President, and Chief Executive Officer

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FIRST PRIORITY FINANCIAL CORP.
DEFERRED COMPENSATION PLAN
PARTICIPANT ENROLLMENT AND ELECTION FORM
Please print in ink:
I. Participant Information
Name:
Social Security Number:
Address:
Telephone Number:
Instructions: If this is the first election form executed by you under the First Priority Financial Corp. Deferred Compensation Plan (the “Plan”), complete the form in full. If this is not the first election form executed by you under the Plan, complete only the Section(s) you want changed from prior elections that are currently effective.
Note: all capitalized terms used herein shall have the same meaning ascribed to them in the Plan, as applicable.
II. Deferral Election
Base Salary
Base Salary Deferral Amount
(choose any whole percentage from 0% to 100% or any fixed amount):
Election Date* (enter the execution date of this Deferral Election):

*    Initial Election – The Participant may make an initial Deferral Election within 30 days after the date the Participant becomes eligible to participate in the Plan. This Deferral Election is effective on or after the first day of the next payroll period following the election date.
*    Subsequent Election(s) – This subsequent Deferral Election is effective as of the January 1 following the election date.
     I hereby acknowledge having received a copy of the Plan document setting forth the terms of the Plan. I hereby elect to reduce my base salary by the percentage(s) or amount(s) indicated above. I hereby revoke any prior Deferral Elections made by me under the Plan. This Deferral Election relates only to services performed and amounts earned by me after the date hereof. I understand that a contribution credit equal to my salary Deferral Election will be made

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under the Plan for my benefit and that this salary Deferral Election is subject to all of the applicable terms of the Plan. I acknowledge that the salary Deferral Election made herein will continue indefinitely until subsequently changed by me in a subsequent Deferral Election.
III. Designation of Beneficiary(ies)
     I hereby revoke any prior designations of death beneficiary(ies) under the Plan, and I hereby designate the following beneficiary(ies) to receive any benefit payable on account of my death under the Plan, subject to my right to change this designation and subject to the terms of the Plan:
A. Primary Beneficiary(ies)
Name:
Telephone Number:
Address:
Relation to Participant:
% of Plan Account:
Date of Birth:
Social Security Number:
B. Contingent Beneficiary(ies) (will receive indicated portions of Plan benefit if no Primary Beneficiary(ies) survive the Participant)
Name:
Telephone Number:
Address:
Relation to Participant:
% of Plan Account:
Date of Birth:
Social Security Number:

Date	Participant’s Signature